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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April 1, 2002, by and between BAKERS FOOTWEAR GROUP, INC., a Missouri corporation (the "Company"), and MICHELE BERGERAC ("Employee").

                                   WITNESSETH:

         WHEREAS, the Company desires to retain the services of Employee as President of the Company; and

         WHEREAS, the parties wish to include certain provisions in this Agreement to effectuate the interest of Peter Edison that Employee replace him as Chairman and CEO of the Company to the extent provided for in this Agreement; and

         WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and Employee.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Term. Employee's term of employment (the "Employment Term") under this Agreement shall be three (3) years, commencing on April 1, 2002 ("Effective Date"), and shall continue for a period through and including March 31,2005, and shall automatically renew for successive three (3) years terms, unless (a) either party provides the other notice in writing ("Non-Extension Notice") of its or her intention not to extend Employee's Employment Term at least one hundred eighty (180) calendar days prior to the end of the then Employment Term, or (b) the Employment Term is earlier terminated pursuant to the terms and conditions set forth in this Agreement. If Company chooses to terminate Employee's employment under this Paragraph 1 of this Agreement by providing the Non-Extension Notice, Company may opt to have Employee cease working at any time prior to the expiration of the Employment Term so


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long as Company fully compensates Employee for the portion of time that Employee would have otherwise been paid during the remainder of the Employment Term.

         2. Duties. Employee shall have the title of President and shall perform all duties incident to the position of President as well as any other duties as may from time to time be assigned by the Chairman and Chief Executive Officer ("CEO") of the Company or his designee or the Board of Directors of the Company (the "Board") not inconsistent with the title and duties of President, and agrees to abide by all By-laws, policies, practices, procedures or rules of the Company.

         3. Exclusive Services and Best Efforts. Employee agrees to devote her best efforts, energies and skill to the discharge of the duties and responsibilities attributable to her position, and to this end, she will devote her full time and attention exclusively to the business and affairs of the Company. Employee also agrees that she shall not take personal advantage of any business opportunities that arise during her employment and that may benefit the Company. All material facts regarding such opportunities must be promptly reported to the Chairman and CEO or the Board for consideration by the Company.

         4. Base Salary. During the Employment Term, the Company shall pay Employee a salary ("Base Salary"), at a rate per annum to be determined from time to time by the Chairman and CEO of the Company or the Board, but in no event less than the rate per annum payable by the Company to the Employee on the Effective Date, payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly.

         5. Bonus. Employee shall be eligible to participate in such Company executive bonus plan or plans as the Company may from time to time establish, on the same basis as other participants at her level and pursuant to the terms of the Plan in effect on the date eligibiIity for a bonus is determined.


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         6. Benefit Plans. During the Employment Term and as otherwise provided herein, Employee shall be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, medical, insurance, dental insurance, and disability insurance plans) and other employee benefit plans, including, but not limited to, the Bakers Footwear Group, Inc. d/b/a Weiss and Neuman Shoe Co. 401 (k) Plan, established by the Company from time to time for the benefit of all executives of the Company. Employee shall be entitled to paid vacation from work in accordance with the terms of the Company's vacation policy. Employee shall be required to comply with the conditions attendant to coverage by such plans and policies and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans and policies as they may be amended from time to time. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Employment Agreement.

         7. Deduction from Salary and Benefits. The Company may withhold from any salary or benefits payable to Employee all federal, state, local and other taxes and other amounts as permitted or required pursuant to law or legal compulsion.

         8. Reimbursement of Business Expenses. Employee shall be paid or reimbursed for all reasonable, ordinary and necessary business expenses incurred by Employee in the performance of her responsibilities and the promotion of the Company's businesses, including, but not limited to, any air travel, lodging, and automobile and related travel expenses. Employee shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse Employee the full amount of any such expenses advanced by her in the ordinary course of business.

         9. Certain Additional Payments.

                  (a) For purposes of this Agreement, the following terms shall be defined as indicated:


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                           (i)      "Trigger Event" shall mean any of the
                                    following which occur during the Employment
                                    Term: (x) Peter Edison ceases to be Chairman and CEO of the Company and Employee is not selected to be Chairman and CEO of the Company within thirty (30) days after the date on which Peter Edison has ceased to be Chairman and CEO of the Company or (y) Employee becomes Chairman and CEO of the Company within thirty (30) days after the date on which Peter Edison ceases to be Chairman and CEO of the Company, and within three (3) years after Employee becomes Chairman and CEO of the Company either (A) there is a material diminution in the nature or status of Employee's duties and responsibilities, (B) Employee's employment is terminated without cause, or (C) there is a reduction in Employee's overall compensation.

                           (ii) "Trigger Payment" shall mean an aggregate payment in one (1) lump sum within thirty
                                    (30) days following any Trigger Event
                                    totaling an amount equal to the sum of (x) three times annual Employee's Base Salary in effect at the time of the Trigger Event, and
                                    (y) the average of Bonus payments made by the Company to the Employee in respect of the two (2) calendar years immediately preceding such Trigger Event.

                           (iii) "Severance Payment" shall mean an amount equal to the product obtained by multiplying
                                    (x) Employee's base monthly salary at the time of any termination of Employee's employment that gives rise to a Severance Payment obligation of Company under this Agreement, times (y) the Lesser of the number of months


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                                    remaining in the Employment Term on the date
                                    of any such termination, or eighteen (18) months.

                           (iv) "Paragraph 9 Payment" shall mean a Trigger Payment or a Severance Payment.

                  (b) In order to address Employee's expectation, and to exhibit Company's intent, of Employee replacing Peter Edison as the Chairman and CEO of the Company upon his resignation, termination, or otherwise, if, during the Employment Term, a Trigger Event occurs with respect to Employee, Company shall make the Trigger Payment to the Employee.

                  (c) Except as otherwise provided in subparagraph (d) of this Paragraph 9 below, in the event that Employee's employment is terminated under Paragraph 11 of this Agreement (Disability) or Paragraph 12(b) of this Agreement (Termination Without Cause by the Company), Employee shall, in addition to all other amounts due Employee under this Agreement, be entitled to the Severance Payment. Such Severance Payment shall be paid within thirty (30) days following such termination.

                  (d) In no event shall Employee be entitled to receive more than a single Paragraph 9 Payment under this Paragraph 9, even if there is more than one (1) reason or set of circumstances that gives rise to the Company's obligation to make such payment. If Employee is entitled to both a Trigger Payment and a Severance Payment under this Paragraph 9, Employee shall only be entitled to the Trigger Payment, and shall not be entitled to the Severance Payment.

                  (e) For purposes of this Paragraph 9, all references to "Company" shall include Company and all of Company's successors in interest.


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         10. Death. The Employment Term shall terminate on the date of
Employee's death, in which event Employee's salary, any unpaid Trigger Payment that had earlier accrued, Employee's benefits, and reimbursable expenses owing to Employee through the date of Employee's death shall be paid to her estate. Employee's estate will not be entitled to any other compensation under this Agreement.

         11. Disability. If, during the Employment Term, in the opinion of the Company, Employee, because of physical or mental illness or incapacity, shall become unable to perform substantially all of the duties and services required of her under this Agreement for a period of sixty (60) days in the aggregate during any twelve-month period, the Company may, upon at least ten (10) days' prior written notice given at any time after the expiration of such sixty (60) day period, notify Employee of its intention to terminate the Employment Term under this Agreement as of the date set forth in the notice. If Company chooses to terminate Employee's employment under this Paragraph 11 by providing the appropriate notice, Company may opt to have Employee cease working at any time prior to the expiration of the ten (10) day notice period so long as Company fully compensates Employee for the portion of time that Employee would have otherwise been paid during the remainder of the ten (10) day notice period. In case of such termination, Employee shall be entitled to receive a Severance Payment under Paragraph 9, salary, benefits and reimbursable expenses owing to Employee through the date of termination. The Company shall have no further obligation or liability to Employee.

         12. Termination. (a) Termination for Cause by the Company. The Company may immediately terminate the Employment Term under this Agreement for cause. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except for accrued salary, benefits and reimbursable expenses owing to Employee through the effective date of the termination of the Employment Term.

         (1) For the purposes of this Agreement, "cause" shall mean the following:

                  (A) failure or neglect by Employee to perform the duties of the Employee's position;


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                  (B)      failure of Employee to obey lawful orders given by
                           the Chairman and CEO or the Board;

                  (C) misconduct in connection with the performance of any of Employee's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or while in the Company's employ or to which the Company is subject;

                  (D) commission by Employee of an act involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company;

                  (E) disloyalty by Employee, including, without limitation, aiding a competitor;

                  (F) failure to fully cooperate in any investigation by the Company; or

                  (G)      any breach of this Agreement or Company rules;

                  provided, however, in the event of an event under subparagraph
                  (A) or (G) of Paragraph 1, cause shall not exist unless Employee was first given written notice of the event and fails to cure such event within ten (10) days following such notice.

         (b) Termination Without Cause by the Company. The Company may immediately terminate the Employment Term under this Agreement, at any time, without any cause or reason, upon ninety (90) days' prior written notice to Employee. If Company chooses to terminate Employee's employment under this Paragraph 12(b) by providing the appropriate notice, Company may opt to have Employee cease working at any time prior to the expiration of the ninety (90) day period so long as Company fully compensates Employee for the portion of time that Employee would have otherwise been paid during the remainder of the ninety
(90) day notice period. The Company may terminate the Employment Term under this provision notwithstanding the existence of cause.

         (c) Termination Without Cause by Employee. Employee may terminate the Employment Term under this Agreement, at any time, with or without cause or reason, upon ninety (90) days' prior written notice to the Company.


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          13.     Non-Competition and Confidential Information.

                  (a) Non-Competition. The Company does business throughout the United States. The entities listed on Exhibit A, attached hereto and incorporated herein by reference, are competitors of the Company that also do business throughout the United States. During the Employment Term and for a period of twelve (12) months after the termination for any reason of Employee's employment with the Company, Employee will not, without the prior written consent of the Chairman and CEO of the Company or Board, if Employee is then the Chairman and CEO, in any manner, directly or indirectly, either as an employee, owner, partner, consultant, shareholder, director or officer, for himself or in behalf of any person, firm, partnership, entity or corporation, work for, become employed by or interested directly or indirectly in, or in any other way become employed by or interested directly or indirectly in, or in any other way become associated with, any of the entities listed on Exhibit A or any of their subsidiaries or affiliated or related entities, or any of their successors. The Board shall have the right to modify, add to, or delete from the list set forth in Exhibit A, and may do so from time to time until thirty (30) days after the end of the initial or any succeeding Employment Term, by written notice pursuant to Paragraph 22 of this Agreement. The aforementioned twelve (12) month time period shall be extended for a time period equal to the time period during which a violation of Paragraph 13(a) exists.

                  (b) Confidentiality. Employee acknowledges that she will have access to certain proprietary and confidential information and trade secrets ("Confidential Information") of the Company, including, but not limited to, Company store volume data, sales projections, merchandise sales information, profit data, lease terms, marketing and advertising strategies and plans, product information, cost information, and financial information of the Company. Employee will not use or disclose any Confidential Information during the Employment Term or thereafter other than in connection with performing Employee's services for the Company in accordance with this Agreement.

                  (c) Enforcement. (1) Employee agrees that the restrictions set forth in this



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Paragraph are reasonable and necessary to protect the Company's goodwill and other legitimate business interests. If any of the covenants set forth herein are deemed to be overbroad or unenforceably the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law.

                  (2) In the event of a breach or threatened breach by Employee of any of the provisions of this Paragraph, (i) Employee acknowledges that the Company will be irreparably harmed and that money damages may be an insufficient remedy to the Company; and (ii) Employee shall pay all of the Company's attorneys fees, costs and expenses incurred in enforcing this Agreement, if litigation is commenced and the Company prevails in such litigation to any extent. Employee acknowledges that enforcement of the provisions of this Paragraph by way of injunctive relief would not prevent Employee from earning a livelihood.

                  (d) The provisions of this Paragraph shall be deemed independent of the other provisions of this Agreement and shall be enforceable in all events, notwithstanding the termination, for any reason, of Employee's employment or even a breach by the Company of any provision of this Agreement; provided, however, in the event that the Company is in breach of any material term or provision of this Agreement and fails to cure such breach within sixty
(60) days following written notice by Employee to the Company detailing the facts which constitute such breach, Employee shall be relieved of her obligations under Paragraph 13(a) of this Agreement but not of her obligations under Paragraph 13(b) of this Agreement.

         14. Representations and Warranties of Employee. Employee hereby represents and warrants to the Company as follows: (a) Employee's execution and delivery of this Agreement and the performance of her obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Employee is a party or by which he is or may be bound or subject; and (b) Employee is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or


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disclosure of any confidential information or the provision of any employment, consulting or other services.

          15.     Other Employee Obligations.

                  (a) Company Property. All records, files, lists, including computer generated lists, documents, computers, computer software programs, equipment, telephones, telephone numbers, and similar items relating to the Company's business that Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in her possession. Employee further represents that she will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of her employment with the Company, she will not retain in her possession any such software, documents or other materials.

                  (b) Cooperation. Employee agrees that both during and after her employment she shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, customer or vendor of the Company.

                  (c) The provisions of this Paragraph shall be deemed independent of the other provisions of this Agreement and shall be enforceable in all events, notwithstanding the termination, for any reason, of Employee's employment or even a breach by the Company of any provision of this Agreement; provided, however, in the event that the Company breaches any material term or provision of this Agreement and fails to cure such breach within sixty (60) days following written notice by Employee detailing the facts which constitute the breach, Employee shall then be relieved of her obligations under Paragraph 15(b) of this Agreement, but not of her obligations under Paragraph 15(a) of this Agreement.


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         16. Arbitration. Except to the extent Company seeks injunctive or other equitable relief, any and all disputes arising under or relating to the interpretation or application of this Agreement or concerning Employee's employment with the Company or termination thereof, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, tt~e Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Missouri Human Rights Act, the Missouri Service Letter Law, and any other federal, state, or local law, and the common law of contract or tort, shall be subject to arbitration in St. Louis County, Missouri, under the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. Nothing contained in this Paragraph shall limit the right of the Company to enforce by court injunction or other equitable relief the Employee's obligations under this Agreement, including but not limited to those under Paragraphs 13 and 15 of this Agreement.

         17. Continuation of Employee's Obligations. Upon the ending of Employee's Employment Term, Employee's other obligations under this Agreement, including but not limited to those under Paragraphs 13 through 24, shall continue pursuant to the terms and conditions of this Agreement.

         18. Governinq Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Missouri, without regard to the conflicts of law rules thereof.

         19. Jurisdiction. In the event that the Company seeks injunctive or other equitable relief, to which the arbitration provisions of Paragraph 16 of this Agreement are inapplicable, each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Circuit Court of St. Louis County, Missouri, and of the United States District Court for the Eastern District of Missouri in connection with any such suit, action or other proceeding.


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Employee waives and agrees not to assert any defense that the court lacks jurisdiction, that venue is improper, that the forum is inconvenient, or otherwise.

         20. Successors and Assiqns. Neither this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and her heirs and legal representatives and the Company and its successor and assigns.

         21. Waiver. Any waiver or consent from a party with respect to any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of a party at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of Employee's conduct or employment shall not in any manner (except as otherwise expressly provided herein) affect a party's right at a later time to enforce any such term or provision.

         22. Notices. All notices under this Agreement must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class mail, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

                  (a)      The Company:

                           Bakers Footwear Group, Inc.
                           2815 Scott Avenue
                           St. Louis, Missouri 63103

                           Attention: Chairman and Chief Executive Officer (or to the Board in the event that Employee is then Chairman and CEO)


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                  (b)      Employee:

                           Michele Bergerac
                           3 Lindworth Lane
                           St. Louis, MO 63124

Addresses may be changed by notice in writing signed by the addressee.

         23. Amendment. No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement.

         24. Entire Agreement. (a) This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments or understandings or every kind and nature relating thereto, whether oral or written, between Employee and the Company; provided, however, that nothing in this Agreement supersedes the Company's Class C Stock Option Agreement. Neither party shall be bound by any term or condition other than as is expressly set forth herein.

                  (b) Employee represents and agrees that she fully understands her right to discuss all aspects of this Agreement with her private attorney, that to the extent she desired, she availed herself of this right, that she has carefully read and fully understands all of the provisions of the Agreement, that her decision to execute this Agreement has not been obtained by any duress and that she has read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove set forth.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

COMPANY:                                               EMPLOYEE:

BAKERS FOOTWEAR GROUP, INC.

/s/ Peter Edison                                       /s/ Michele Bergerac

By:     Peter Edison                                   Michele Bergerac

Title:   Chairman and CEO

[Exhibit A, Competitors of the Company, omitted. The Registrant undertakes to furnish supplementally a copy of such exhibit upon request.]